UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 22nd Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 837-5863

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2015, Retrophin, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Turing Pharmaceuticals AG (“Turing Pharmaceuticals”) pursuant to which the Company sold Turing Pharmaceuticals its ketamine licenses and assets (the “Sold Assets”) for a purchase price of $1 million. Turing Pharmaceuticals will also assume all future liabilities related to the Sold Assets. Martin Shkreli, the Company’s former Chief Executive Officer, is the Chief Executive Officer of Turing Pharmaceuticals. The Company is continuing to negotiate the sale of the Company’s Vecamyl and oxytocin assets to Turing Pharmaceuticals pursuant to an agreement reached between the Company and Mr. Shkreli on October 13, 2014, as disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2014. The sale of such other assets is subject to the negotiation and execution of a binding definitive agreement between the Company and Turing Pharmaceuticals and the receipt of necessary third party consents.

On January 10, 2015, the Company entered into an Asset Purchase Agreement (the “Asset Agreement”) with Asklepion Pharmaceuticals, LLC (“Asklepion”) pursuant to which the Company acquired all right, title and interest to Asklepion’s cholic acid assets, including all related contracts, data assets, intellectual property and regulatory assets (the “Acquired Assets”). In exchange for the Acquired Assets, the Company paid Asklepion an upfront payment of $5 million, and assumed all future liabilities related to the Acquired Assets. In addition, the Company has agreed to pay Asklepion up to an additional $36 million upon the completion of various milestones related to regulatory approvals associated with the Acquired Assets (up to $9 million of which would be payable in shares of the Company’s common stock), up to an additional $37 million upon the completion of milestones related to future net revenues associated with the Acquired Assets, and will pay tiered royalties to Asklepion based on future net revenues associated with the Acquired Assets. The Asset Agreement contains customary representations and warranties, each of which survives for a period of 12 months, and customary indemnification obligations for potential breaches of representations and warranties and for the covenants and obligations set forth in the Asset Agreement.

In connection with the execution of the Asset Agreement, the Company obtained a commitment letter from Athyrium Capital Management, LLC and Perceptive Credit Opportunities Fund, LP (collectively, the “Lenders”), the Company’s existing lenders, providing a commitment for a senior secured incremental term loan under the Company’s existing term loan facility in an aggregate principal amount of $30 million (the “Incremental Loan”), which can be drawn down at the Company’s option to finance the acquisition of the Acquired Assets. The Company’s ability to draw down the Incremental Loan in the future is subject to various conditions and the negotiation and execution of a binding definitive amendment to the Company’s existing term loan agreement for the Incremental Loan.

As consideration for the commitment letter for the Incremental Loan, the Company made a cash payment to the Lenders and issued the Lenders warrants initially exercisable to purchase up to an aggregate of 125,000 shares of the Company’s common stock. In the event that the Company draws down the Incremental Loan in the future, the Company will be required to make a second cash payment to the Lenders and will issue the Lenders additional warrants initially exercisable to purchase up to an aggregate of 125,000 shares of the Company’s common stock.

The foregoing descriptions of the terms of the Purchase Agreement and the Asset Agreement are qualified in their entirety by reference to the Purchase Agreement and Asset Agreement, which will be filed by the Company as exhibits to its Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

Item 2.02	Results of Operations and Financial Condition.

On January 9, 2015, the Company issued a press release announcing preliminary financial results for the year ended December 31, 2014. A copy of the press release is attached as Exhibit 99.1 to this current report.

The information in this Item 2.02, and Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this current report shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission, whether filed before or after the date hereof regardless of any general incorporation language in any such filing, unless the registrant expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of Retrophin, Inc. dated January 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.
Dated: January 13, 2015	By:	/s/ Stephen Aselage
	Name:	Stephen Aselage
	Title:	Chief Executive Officer